Exhibit 99.1

Company Contact:
Derek Dunaway
President and Chief Executive Officer
Cyalume Technologies Holdings, Inc.
(413) 858-2500
ddunaway@cyalume.com

FOR IMMEDIATE RELEASE:

Cyalume Technologies Holdings Announces Key Contract Renewal

WEST SPRINGFIELD, Mass., February 1, 2010 – Cyalume Technologies Holdings, Inc. (OTCBB: CYLU) today announced that it was re-awarded the direct contract with the U.S. Military to supply chemiluminescent light products. The contract, last awarded to the Company in 2004, is an indefinite quantity fixed price contract that covers numerous products, each of which is classified by a National Stock Number (NSN). A key feature of these products is that they are now all phthalate free and covered by Cyalume’s intellectual property. The products under this contract have represented between $2.2 and $3.2 million in sales annually for the past three years.

Derek Dunaway, President & CEO, said, “Cyalume has made great strides in the recent years to meet the desire of the military to offer more environmentally friendly products.  This award illustrates the US Military’s commitment and support of American made green product offerings.  Cyalume is the only Chemiluminescent company in the world to offer these products in phthalate free, environmentally friendly formulations, and we are proud to continue to be the exclusive supplier of these products to the US Armed Forces.”

About Cyalume Technologies
Cyalume Technologies is the world leader in the chemiluminescent industry providing dependable light for uses by militaries, police, fire and other public safety organizations in the U.S., NATO countries and the Middle East.  Cyalume’s chemical lights are depended on in emergencies such as blackouts, industrial accidents, acts of terrorism and natural disasters.  A full complement of Military grade Cyalume® brand, Industrial grade SnapLight® brand and Consumer grade SafetyBright® brand emergency lighting solutions are manufactured at its plant in West Springfield, MA.  The company employs 200 people at its locations in West Springfield and Aix-en-Provence, France.